GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Exhibit 16.1

June 10, 2016

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: SINO FORTUNE HOLDING CORPORATION, F/N/A: TAPIOCA CORP.

Dear Sirs/Madams:

The undersigned Gillespie & Associates, PLLC previously acted as independent accountants to audit the financial statements of Tapioca Corp. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated June 10, 2016 of Tapioca Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ GILLESPIE & ASSOCIATES, PLLC